Exhibit 99




For Immediate Release
January 29, 2001         Contact:  John Dreyer or Susan Murdy
                                             (818) 560-5300



    THE WALT DISNEY COMPANY TO CONVERT COMMON STOCK OF DISNEY
             INTERNET GROUP TO DISNEY COMMON STOCK,
                    DISCONTINUE GO.COM PORTAL


    Disney Internet Group to focus on its content Web sites, including top-ranked ESPN.com, Disney.com and ABC-branded sites, which will be more closely aligned with Disney's media and entertainment businesses to fully leverage strength of brands and creative content



     BURBANK, Calif. (January 29, 2001) - The Walt Disney Company today announced that it will convert all outstanding shares of Disney Internet Group common stock (NYSE: DIG) into shares of Disney common stock (NYSE: DIS) effective March 20, 2001.

     The company will continue to focus on its top-ranked content Web sites and their related commerce businesses, further aligning them with its other media and entertainment businesses to take better advantage of their considerable creative and technological strengths. As part of this strategic shift, Disney will discontinue the operation of its GO.com portal.

     "The Internet continues to be a central focus of our company's business strategy," said Michael D. Eisner, chairman and chief executive officer. "We believe this action should help us gain greater competitive advantage as we leverage Disney's creative content, brands and other assets."

     The Walt Disney Internet Group will continue to operate under its current management structure as a business segment of The Walt Disney Company. "I am very pleased by the way this group has developed our strong content sites and I am confident they will maintain a leadership position in this dynamic industry," Eisner said.

      "The competitive factors that initially compelled us to establish a separately traded class of common stock tied to our Internet operations have fundamentally changed," Eisner added. "Furthermore, we believe that our core assets will reap some of the greatest benefits of the Internet going forward as we exploit new opportunities in areas such as video on demand, interactive television, broadband, wireless and content repurposing. By converting Disney Internet Group and returning to a single class of common stock, all shareholders will be able to realize the full value of these new opportunities."

     Steve Bornstein, chairman of Walt Disney Internet Group, added, "This is a difficult decision, as it impacts both our employees and GO.com users. However, the Internet environment has continued to shift and change, and therefore our strategies must also change. Our investment in Starwave, followed by the Infoseek acquisition, allowed us to build a single, scalable platform for our Internet businesses. Upon this platform, we have demonstrated that we can create and operate innovative, highly popular content sites. We will continue to invest in those properties and intend to achieve long-term growth and success by managing them in a way that more closely aligns them with Disney's established Media Networks, Consumer Products, Studio and Parks and Resorts units. This is consistent with Disney's long-held synergistic approach to all of its businesses."

     The Walt Disney Internet Group Web properties command strong leadership positions in their respective categories. Disney.com is the top-ranked site for entertainment, family entertainment and kids, ESPN.com is the number-one sports site, the ABC-branded sites are among the leaders for their news and entertainment content and Zoogdisney.com is a highly popular convergence site for Disney Channel programming. Disney also has a strong record of integrating its Internet properties with its "traditional" media content to create entirely new entertainment offerings, such as its Enhanced TV version of Who Wants to Be a Millionaire, Sunday Night Football and Monday Night Football. In addition, DisneyStore.com and Disney Stores are closely integrated with common merchandising, marketing and promotion. DisneyVacations.com, with its brand association, blends an online travel capability for Disney's theme parks, resorts and cruise line, focusing on creating new ways to enhance the guest experience before, during and after their trip via guest recognition, travel tips and experiencing virtual rides online.

     Walt Disney Internet Group will continue to operate
Disney.com, DisneyAuctions.com, DisneyStore.com,
DisneyVacations.com, Family.com, ESPN.com, NFL.com,
Soccernet.com, ABC.com, ABCNEWS.com, ABCSports.com, Mr.Showbiz,
Movies.com and Wall of Sound. Walt Disney Internet Group also produces Enhanced TV telecasts in conjunction with select ABC TV and ESPN programming.

     The closure of GO.com will affect approximately 400 employees, the majority of whom are based in Sunnyvale, Calif.

     "We regret that this decision will impact our GO.com employees," Bornstein said. "However, our ultimate objectives are to be highly competitive and profitable, and we believe this is the decision we must make in order to achieve those goals."

     Added Eisner: "GO.com employees have contributed a tremendous amount of technical skill and creativity to our company. Like our other 120,000 cast members, they are a key source of the Disney `magic,' which makes decisions such as this one particularly difficult."

     A streamlined version of GO.com will continue to operate for a period of time to allow for the transition of its users. The company will continue to operate and support the Infoseek search engine and associated traffic during this time. Some of GO.com's more popular content and services will be migrated to other sites. For example, Astrology Zone by Susan Miller will move to ABC.com. E-mail users will be able to continue service at ABC.com. Disney is evaluating various alternatives for the GO.com assets, including the sale of the Infoseek search engine and site traffic.

     The GO.com Web site was created in connection with Disney's acquisition of Infoseek Corporation. In November 1999, shareholders of Disney and Infoseek approved the creation of an additional class of Disney common stock to reflect the performance of the new Internet business called GO.com - later renamed Walt Disney Internet Group. The GO.com Web guide was repositioned in October 2000 to focus on entertainment, recreation and leisure.


Conversion of Disney Internet Group Shares

In accordance with the terms of the company's certificate of incorporation, each outstanding share of Disney Internet Group common stock will be converted into 0.19353 of a share of Disney common stock as of March 20, 2001. The conversion ratio is based upon the relative market values of Disney and Disney Internet Group common stock averaged over the 20 trading days (December 7, 2000 through January 5, 2001) ending 15 trading days prior to today's announcement, and includes a 20 percent premium on the value of Disney Internet Group stock, all as required by the terms of the certificate of incorporation. The conversion is expected to result in the issuance of approximately 8.1 million new shares of Disney common stock.

     No fractional share interests will be issued. Shareholders who would otherwise be entitled to a fractional share will instead be paid cash for such fractional interest in an amount based upon the market value of a share of Disney common stock as of the fifth trading day prior to the March 20 conversion date.

     Shareholders holding certificates for shares of Disney Internet Group common stock will need to surrender their certificates, properly endorsed or assigned for transfer, to the company's shareholder services department, which is acting as conversion agent. The conversion agent will shortly be distributing transmittal documents to holders of Disney Internet Group shares with further instructions relating to the conversion.

     No dividends on shares of Disney Internet Group common stock will be paid on or after the conversion date. Holders of options or other securities convertible or exchangeable into or for Disney Internet Group common stock will be entitled to receive shares of Disney common stock as of the conversion date only if they properly exercise, convert or exchange such securities on or prior to the conversion date. However, options or other convertible or exchangeable securities that are not exercised, converted or exchanged prior to the conversion date will be adjusted to become exercisable, convertible or exchangeable, as the case may be, for shares of Disney common stock in accordance with the terms of the company's certificate of incorporation and the relevant option or other plan or agreement.

     Following the Conversion Date, Disney Common Stock will be the only outstanding common stock of The Walt Disney Company, and will continue to trade on the New York Stock Exchange under the ticker symbol DIS.

     There are currently 2,086,258,193 shares of Disney Common
Stock outstanding, and an additional 158,509,549 shares of Disney
Common Stock are issuable upon exercise of outstanding options.

 Financial Reporting Changes

     As a result of the conversion of the Disney Internet Group Common Stock to Disney Common Stock, The Walt Disney Company will no longer report separate financial statements for the Disney Internet Group. The financial results of the Disney Common Stock will reflect the consolidated operations of The Walt Disney Company, including the Disney Internet Group, which will be reported as a separate business segment.

     The closing of the GO.com property will result in non-recurring charges in the second quarter of the current fiscal year. Such charges are expected to include a non-cash write-off of intangible assets (estimated at $790 million, $0.37 per share) and costs related to severance, fixed-asset write-offs and other items (expected to total between $25 million and $50 million).

     On a pro forma basis for fiscal year 2000, which assumes that the acquisition of Infoseek Corporation, the sale of Fairchild Publications, the issuance of the shares for the conversion of the Disney Internet Group Common Stock, the closing of the GO.com property and the adoption of new film accounting rules occurred at the beginning of the period, and excluding the one-time impact of those events, consolidated earnings per share excluding the amortization of intangible assets would have been $1.01. Pro forma earnings per share with amortization would have been $0.73.